Exhibit 10.2

FOURTH AMENDMENT
OF
GRACO INC.
DEFERRED COMPENSATION PLAN
(1992 RESTATEMENT)

          The Graco Inc. Deferred Compensation Plan Restated (“Plan”), which was adopted and approved by the Board of Directors of Graco Inc. effective December 1, 1992, as amended by the First Amendment effective September 1, 1996, the Second Amendment effective as of May 27, 2000, and a Third Amendment adopted as of December 19, 2002 and as ratified on February 21, 2003 (the Plan as so amended is hereafter referred to as the “Plan Statement”), which was frozen as to new participants and contributions by the Management Organization and Compensation Committee (“MOCC”) of the Board of Directors of Graco Inc. on December 9, 2004, is hereby amended as follows:

1.     INVESTMENT. Effective August 1, 2007, Section 4.5 of the Plan Statement is amended such that (i) the heading for Section 4.5 is changed to “Investment”, (ii) a new Section 4.5.1 is created, (iii) the heading for Subsection 4.5.1 is “Interest Crediting”, (iv) the text of Section 4.5 is moved to the new Section 4.5.1, and (v) two new sentences are added at the start of the text for Section 4.5.1 that reads as follows: “This Section shall apply through the end of the day on July 31, 2007. No interest shall be credited to a Participant’s account based on this Section 4.5.1 after July 31, 2007; rather, Section 4.5.2 shall apply.”

2.     MEASURING INVESTMENTS. Effective for valuation to Participant Accounts beginning on and after August 1, 2007, a new Section 4.5.2 is added to the Plan Statement that reads as follows:

          4.5.2.        Measuring Investments. Effective for valuation to Participant Accounts beginning on and after August 1, 2007, the value of a Participant’s Account shall be determined based on the value of the Participant’s Account as of the end of the day on July 31, 2007, plus the earnings or losses since that date based on the measuring investments in which the assets are invested pursuant to this section. This Section shall not apply to Participant Accounts prior to August 1, 2007.

(a)

Designation of Measuring Investments. Measuring investments are specified solely as a device for computing the amount of benefits to be paid by the Employer under the Plan, and the Employer is not required to purchase such investments. The measuring investments shall be the same as the measuring investments under the Graco Deferred Compensation Plan (2005 Statement). The default investment shall be the same as the default investment under the Graco Deferred Compensation Plan (2005 Statement).

(b)

Operational Rules for Measuring Investments. The Chief Administrative Officer (or similar position in charge of Human Resources) shall adopt rules specifying the circumstances under which a particular measuring investment may be elected, or shall be automatically utilized, the minimum or maximum amount or percentage of an Account which may be allocated to a measuring investment, the procedures for making or changing measuring investment elections, the extent (if any) to which Beneficiaries of deceased Participants may make measuring investment elections, the effect of a Participant’s or Beneficiary’s failure to make an effective measuring investment election with respect to all or any portion of an Account, and investment of a Participant’s or Beneficiary’s Account in the default investment.

(c)	Investment Direction of Participants.

(i)

Rights of Participants. A Participant shall direct the Chief Administrative Officer (or similar position in charge of Human Resources) as to the measuring investments which shall be the standard by which the value of the Participant’s Account shall be measured.

(ii)

Transmission of Investment Directions. Through a voice response system (or other written or electronic means) approved by the Chief Administrative Officer (or similar position in charge of Human Resources), each Participant shall designate the measuring investments that shall be used to determine the value of such Participant’s Account (until changed as provided herein).

(d)

Losses Under the Plan. The cash value of the Participant’s Account shall depend on the investment return experience of the Participant’s elected measuring investments. No officer, director or employee of the Employer shall be accountable or liable for any investment losses to a Participant’s Account incurred by virtue of implementing the directions of the Participant with respect to the measuring investments of the Account, with respect to losses due to the Participant’s Account being invested in the default investment in the absence of direction from the Participant, or due to any reasonable administrative delay in implementing such directions.

3.    SAVINGS CLAUSE. This amendment is enacted with the understanding that the change in the Plan’s rate of return does not constitute a material modification for purposes of section 409A of the Internal Revenue Code (Treas. Reg. § 1.409A-6(a)(4)(iv)). If the amendment is found to be a material modification for purposes of section 409A of the Internal Revenue Code, the amendment shall be considered null and void. Save and except as herein above expressly amended, the Plan shall continue in full force and effect.